Life Partners Holdings Announces New CFO

FOR IMMEDIATE RELEASE

WACO, TX – August 27, 2012 – Life Partners Holdings, Inc. (NASDAQ GS: LPHI), announced today the appointment of Scott Dubs as Chief Financial Officer. Mr. Dubs, age 58, brings 36 years of financial experience to Life Partners, including 12 years as an auditor with Price Waterhouse Coopers and 24 years as Chief Financial Officer or Vice-President of Finance of both public and private companies. Mr. Dubs has extensive experience in a variety of industries including telecommunications, manufacturing, food service distribution and office equipment. Before joining Life Partners, he served as Interim Chief Financial Officer for the North American Region of Acision, Inc., a multinational telecommunications company and has served as CFO/VP of Finance of New World Brands, Inc. from 2010 to 2011; Bothwell Capital Holdings from 2006 to 2010; Aviation Services Group, Inc. from 2003 to 2006; American Ironhorse Motorcycle Co. from 2001 to 2003; Alliant Food Service, Inc. from 2000 to 2001; Monarch Business Systems, Inc. from 1996 to 1999; and Erskine Holdings, Inc. from 1988 to 1994.

Mr. Dubs succeeds Mr. Dave Martin, who had served as Life Partners’ CFO since 2008.

Life Partners Chairman, Brian Pardo, stated “Scott Dubs is a seasoned financial executive who brings a wealth of public accounting and financial management experience to Life Partners. We are very pleased to have him join our management team.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has completed over 143,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling approximately $3 billion in face value.

LPHI-G

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FOR MORE INFORMATION, CONTACT:

Shareholder Relations (254) 751-7797

or info@lifepartnersinc.com

Visit our website at: www.lphi.com

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